Press Release                        Source Chembio Diagnostic, Inc

New England Journal of Medicine Cites Cost-effectiveness of HIV Screening Chembio Diagnostics' Rapid Test Provides Solution

Friday February 11, 9:00 am ET

MEDFORD, N.Y.--(BUSINESS WIRE)--Feb. 11, 2005--Chembio Diagnostics, Inc. (OTCBB: CEMI - News), a leading developer, manufacturer and marketer of HIV rapid test products, announced today that The New England Journal of Medicine published an article titled "Cost Effectiveness of Screening for HIV in the Era of Highly Active Antiretroviral Therapy." The article, published in the February 10th issue of the prestigious publication, noted that "the cost effectiveness in routine HIV screening, even in relatively low-prevalence populations, is similar to commonly accepted interventions, and such programs should be expanded."

Chembio offers a unique suite of three rapid HIV tests for use in HIV testing programs in international settings. Recently, the Company launched the HIV Stat-Pak Dipstick test, which will be sold to international relief programs for approximately $1.00 per test. Based upon growing demand for rapid testing programs, the company believes that it will be able to attract significant interest for its cost-effective HIV testing solutions.

"We believe that the demand for HIV testing continues to grow dramatically," said Lawrence A. Siebert, President of Chembio. "The New England Journal of Medicine article highlights the opportunity for our products, as cost-effective early testing of HIV as part of regular screening programs could provide a solution to the growing epidemic of HIV and AIDS."

David Miller, a member of the NYC HIV Planning Council Advisory Group and the Co-Chairman of the Cornell/ Columbia Adult AIDS Clinical Trial Group said, "This study will promote the necessity to support increased access to rapid HIV testing throughout the country in order to stem the increase of HIV infection in vulnerable populations."

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and BSE (a.k.a. Mad Cow Disease). References to Chembio Diagnostics, Inc may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the

Contact: CEOcast, Inc. for Chembio Diagnostics: Ed Lewis, 212-732-4300 x225